EXHIBIT 11.1

                                BRIGHTPOINT, INC.
                 Statement Re: Computation Of Per Share Earnings

                                                                                               Year Ended December 31
                                                                                          ---------------------------------
                                                                                            1993        1994         1995
                                                                                          -------      -------      -------
                                                                                        (in thousands, except per share data)

Primary:
     Average shares outstanding                                                             7,913       10,982       13,151
     Net effect of dilutive stock options and
          warrants issued after April 7, 1994 --
          based on the treasury stock method
          using average market price                                                         --            157          532
                                                                                          -------      -------      -------
     Total                                                                                  7,913       11,139       13,683
                                                                                          =======      =======      =======

     Historical income before income taxes                                                $ 3,177      $ 7,505      $12,003
     Deduct pro forma income taxes                                                          1,249        2,950        4,696
                                                                                          -------      -------      -------
     Pro forma net income                                                                 $ 1,928      $ 4,555      $ 7,307
                                                                                          =======      =======      =======
     Per share amount                                                                     $  0.24      $  0.41      $  0.53
                                                                                          =======      =======      =======

Fully diluted:
     Average shares outstanding                                                             7,913       10,982      13,151
     Net effect of dilutive stock options and
          warrants issued after April 7, 1994 --
          based on the treasury stock method
          using the greater of the year end market
          price or the average market price                                                  --            439          630
                                                                                          -------      -------      -------
     Total                                                                                  7,913       11,421       13,781
                                                                                          =======      =======      =======

     Historical income before income taxes                                                $ 3,177      $ 7,505      $12,003
     Deduct pro forma income taxes                                                          1,249        2,950        4,696
                                                                                          -------      -------      -------
     Pro forma net income                                                                 $ 1,928      $ 4,555      $ 7,307
                                                                                          =======      =======      =======
     Per share amount                                                                     $  0.24      $  0.40      $  0.53
                                                                                          =======      =======      =======
